Free Writing Prospectus, dated October 18, 2023

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated October 10, 2023

Registration Statement Nos. 333-273931 and 333-273931-01

DTE Electric Securitization Funding II LLC

(the “Issuing Entity”)

PRICING TERM SHEET

$601,600,000 Senior Secured Securitization Bonds, Series 2023A (the “Bonds”)

October 18, 2023

Issuing Entity:	DTE Electric Securitization Funding II LLC

Sponsor, Depositor and Initial Servicer:	DTE Electric Company

Trustee:	U.S. Bank Trust Company, National Association

Sole Bookrunner:	Citigroup Global Markets Inc.

Co-Managers:	Comerica Securities, Inc.
Fifth Third Securities, Inc.
Huntington Securities, Inc.
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Closing Date / Settlement Date:	November 1, 2023(2)

Interest Payment Dates(3):	March 1 and September 1, commencing September 1, 2024

Applicable Time:	2:34 PM (Eastern time) on October 18, 2023

Proceeds:	The total price to the public is $601,469,994. The total amount of the underwriting discounts and commissions is $2,406,400. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $4,963,594) is $599,063,594. The net proceeds of this offering are expected to be approximately $594,100,000, after deducting underwriting discounts and commissions and initial costs of the transaction.

Tranche	Expected Weighted Average Life (Years)	Principal Amount Offered	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(4)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	4.75	$300,800,000	3/1/2032	3/1/2033	5.97%	99.96492%	0.40000%	$299,491,279
A-2	11.47	$300,800,000	9/1/2037	9/1/2038	6.09%	99.99186%	0.40000%	$299,572,315

	Tranche A-1	Tranche A-2
CUSIP	23346TAA9	23346TAB7
ISIN	US23346TAA97	US23346TAB70

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)

The Issuing Entity expects to deliver the Bonds against payment for the Bonds on or about November 1, 2023, which will be the tenth business day following the date of pricing of the Bonds. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade Bonds prior to the second business day prior to settlement will be required, by virtue of the fact that the Bonds initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement.

(3)	In any case where the date on which payment is due shall not be a business day, then payment may be made on the next business day.
(4)	Interest on the bonds will accrue from November 1, 2023 and must be paid by the purchaser if the Bonds are delivered after that date.

EXPECTED SINKING FUND SCHEDULE

Semi- Annual Payment Date	Tranche A-1	Tranche A-2
Closing Date	$0.00	$0.00
September 1, 2024	$23,853,350.90	$0.00
March 1, 2025	$15,019,739.46	$0.00
September 1, 2025	$15,465,375.14	$0.00
March 1, 2026	$15,924,232.81	$0.00
September 1, 2026	$16,396,704.80	$0.00
March 1, 2027	$16,883,195.03	$0.00
September 1, 2027	$17,384,119.43	$0.00
March 1, 2028	$17,899,906.25	$0.00
September 1, 2028	$18,430,996.47	$0.00
March 1, 2029	$18,977,844.13	$0.00
September 1, 2029	$19,540,916.77	$0.00
March 1, 2030	$20,120,695.77	$0.00
September 1, 2030	$20,717,676.82	$0.00
March 1, 2031	$21,332,370.28	$0.00
September 1, 2031	$21,965,301.71	$0.00
March 1, 2032	$20,887,574.23	$1,729,437.99
September 1, 2032	$0.00	$23,289,511.69
March 1, 2033	$0.00	$24,000,074.70
September 1, 2033	$0.00	$24,732,316.97
March 1, 2034	$0.00	$25,486,899.97
September 1, 2034	$0.00	$26,264,505.28
March 1, 2035	$0.00	$27,065,835.34
September 1, 2035	$0.00	$27,891,613.97
March 1, 2036	$0.00	$28,742,587.12
September 1, 2036	$0.00	$29,619,523.45
March 1, 2037	$0.00	$30,523,215.12
September 1, 2037	$0.00	$31,454,478.40

Total Payments	$300,800,000.00	$300,800,000.00

EXPECTED AMORTIZATION SCHEDULE

Semi- Annual Payment Date	Tranche A-1	Tranche A-2
Closing Date	$300,800,000.00	$300,800,000.00
September 1, 2024	$276,946,649.10	$300,800,000.00
March 1, 2025	$261,926,909.64	$300,800,000.00
September 1, 2025	$246,461,534.50	$300,800,000.00
March 1, 2026	$230,537,301.69	$300,800,000.00
September 1, 2026	$214,140,596.89	$300,800,000.00
March 1, 2027	$197,257,401.86	$300,800,000.00
September 1, 2027	$179,873,282.43	$300,800,000.00
March 1, 2028	$161,973,376.18	$300,800,000.00
September 1, 2028	$143,542,379.71	$300,800,000.00
March 1, 2029	$124,564,535.58	$300,800,000.00
September 1, 2029	$105,023,618.81	$300,800,000.00
March 1, 2030	$84,902,923.04	$300,800,000.00
September 1, 2030	$64,185,246.22	$300,800,000.00
March 1, 2031	$42,852,875.94	$300,800,000.00
September 1, 2031	$20,887,574.23	$300,800,000.00
March 1, 2032	$0.00	$299,070,562.01
September 1, 2032	$0.00	$275,781,050.32
March 1, 2033	$0.00	$251,780,975.62
September 1, 2033	$0.00	$227,048,658.65
March 1, 2034	$0.00	$201,561,758.68
September 1, 2034	$0.00	$175,297,253.40
March 1, 2035	$0.00	$148,231,418.06
September 1, 2035	$0.00	$120,339,804.09
March 1, 2036	$0.00	$91,597,216.97
September 1, 2036	$0.00	$61,977,693.52
March 1, 2037	$0.00	$31,454,478.40
September 1, 2037	$0.00	$0.00

Subject to the terms and conditions in the underwriting agreement among the Issuing Entity, DTE Electric Company and the underwriters, for whom Citigroup Global Markets Inc. is acting as representative, the Issuing Entity has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the Bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2
Citigroup Global Markets Inc.	$180,480,000	$180,480,000
Comerica Securities, Inc.	$30,080,000	$30,080,000
Fifth Third Securities, Inc.	$30,080,000	$30,080,000
Huntington Securities, Inc.	$30,080,000	$30,080,000
Samuel A. Ramirez & Company, Inc.	$15,040,000	$15,040,000
Siebert Williams Shank & Co., LLC	$15,040,000	$15,040,000
Total	$300,800,000	$300,800,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche:

	Selling Concession	Reallowance Discount
Tranche A-1	0.24%	0.16%
Tranche A-2	0.24%	0.16%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (2.03 Standard Deviations from Mean)		-15% (5.07 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)*	WAL (yrs)	Change (days)*
A-1	4.75	4.75	0	4.77	7
A-2	11.47	11.47	0	11.49	7

*	Number is rounded to whole days

Assumptions

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the Bonds and is equal to an overestimate of electricity consumption of 5% (2.03 standard deviations from mean) or 15% (5.07 standard deviations from mean); (ii) the Servicer makes timely and accurate filings to make True-Up Adjustments to the Securitization Charges semi-annually; (iii) customer net charge-off rates are held constant at 0.6755% for all classes of Customers; (iv) all Securitization Charges are remitted 32 days for residential and 19 days for commercial after such charges are billed; (v) operating expenses are equal to projections; (vi) there is no acceleration of the applicable Final Maturity Date of the Bonds; (vii) a permanent loss of all Customers required to pay the Securitization Charge, as the case may be, has not occurred; and (viii) the issuance date of the Bonds is November 1, 2023. There can be no assurance that the weighted average lives of the Bonds will be as shown.

DTE Electric Company and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents DTE Electric Company and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, DTE Electric Company, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.